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                                                                     Exhibit 4.3
















                ALL*AMERUS SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN










                              Amended and Restated

                       Generally Effective January 1, 2002















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                                TABLE OF CONTENTS

                                                                          Page #

ARTICLE 1:  ESTABLISHMENT OF PLAN...........................................2

ARTICLE 2:  ELIGIBILITY.....................................................2

ARTICLE 3:  BOOKKEEPING ACCOUNTS............................................3

ARTICLE 4:  BENEFIT CREDITS.................................................3

ARTICLE 5:  PHANTOM INVESTMENT CREDITS......................................3

ARTICLE 6:  PAYMENT OF BENEFITS.............................................4

ARTICLE 7:  PARTICIPANT'S RIGHTS............................................5

ARTICLE 8:  ADMINISTRATION..................................................5

ARTICLE 9:  CLAIMS AND APPEAL PROCEDURES....................................5

ARTICLE 10:  AMENDMENT AND DISCONTINUANCE...................................7

ARTICLE 11:  RESTRICTIONS ON ASSIGNMENT.....................................8

ARTICLE 12:  NATURE OF AGREEMENT............................................8

ARTICLE 13:  CONTINUED EMPLOYMENT...........................................8

ARTICLE 14:  BINDING ON COMPANY, PARTICIPANTS...............................8

ARTICLE 15:  PAYMENTS MADE BY MISTAKE.......................................9

ARTICLE 16:  LAWS GOVERNING.................................................9

ARTICLE 17:  TAXES..........................................................9







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                ALL*AMERUS SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


                        ARTICLE 1: ESTABLISHMENT OF PLAN


         Effective January 1, 1996, American Mutual Life Insurance Company ("AMLI") established the All*AmerUs Supplemental Executive Retirement Plan ("SERP") to supplement benefits provided under the All*AmerUs Savings & Retirement Plan for Employees of American Mutual Life and the All*AmerUs Savings & Retirement Plan for Employees of AmerUs Group Co., which have since been merged into the All*AmerUs Savings & Retirement Plan (the "Savings Plan"). Following a corporate reorganization, AmerUs Life Holdings, Inc. became the successor sponsor of the SERP effective August 1, 1996, on which date it succeeded AMLI as the "Company" under the SERP. Pursuant to another corporate reorganization, AmerUs Group Co. became the successor sponsor of the SERP effective September 18, 2000, on which date it succeeded AmerUs Life Holdings, Inc. as the "Company" under the SERP. The SERP is hereby amended and restated in its entirety effective as of January 1, 2002.

         The SERP is an unfunded arrangement maintained primarily for the purpose of providing deferred compensation for a select group of management and highly compensated employees, as described in sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 ("ERISA"). More specifically, the SERP is maintained for the purpose of providing benefits for employees participating in the Savings Plan whose contributions are limited by sections 401(a)(17), 401(k)(3), 401(m)(2), or 402(g) of the Internal Revenue Code of 1986 (the "Code"). The SERP is maintained in conjunction with the All*AmerUs Excess Benefit Plan ("Excess Plan"), which provides benefits for employees participating in the Savings Plan whose contributions are limited by section 415 of the Code. The SERP shall be administered in a manner consistent with the Excess Plan.

         As used herein, the terms Compensation, Before-Tax Contributions, Catch-Up Contributions, Matching Contributions, Core Nonelective Contributions, Interim Supplemental Contributions, Grandfathered AmVestors Supplemental Contributions, and Discretionary Contributions have the meaning given such terms under the Savings Plan.

                             ARTICLE 2: ELIGIBILITY

         An executive may participate in the SERP only if (i) he is a participant in the Savings Plan, (ii) he is designated by the Company's Benefit and Pension Committee (the "Committee") as eligible to participate, and (iii) he has a salary grade of 28 or above, as defined under the Company's salary administration plan. A participant must complete such forms and make such elections as the Committee may require. In particular, in order to elect to defer compensation earned in any calendar year under the SERP, a participant must give written consent for the additional pretax deferrals permitted by this SERP before the commencement of that year. A participant who fails to consent, or who consents only in part, shall have his benefits under the SERP reduced accordingly.





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                         ARTICLE 3: BOOKKEEPING ACCOUNTS

         (1) A bookkeeping account shall be established for each SERP participant to record his interest in the SERP.

         (2) Each participant's account shall be divided into subaccounts corresponding to subaccounts under the Savings Plan.

         (3) Such other subaccounts shall be established as the Committee determines are necessary to keep track of participants' interests under the SERP.

         (4) A participant shall vest in a subaccount under this SERP at the same rate and in the same manner as he vests in the corresponding subaccount under the Savings Plan.

         (5)      SERP records shall be kept on a calendar-year basis.

                           ARTICLE 4: BENEFIT CREDITS

         Each year, the following calculations shall be performed for each participant:

         (a) The participant's Before-Tax Contributions, Matching Contributions, Discretionary Contributions, Core Nonelective Contributions, Catch-Up Contributions, Interim Supplemental Contributions and Grandfathered AmVestors Supplemental Contributions shall be calculated under the Savings Plan, without regard to the limitations imposed by Code section 415.

         (b) The participant's Before-Tax Contributions, Matching Contributions, Discretionary Contributions, Core Nonelective Contributions, Catch-Up Contributions, Interim Supplemental Contributions and Grandfathered AmVestors Supplemental Contributions shall be calculated under the Savings Plan, without regard to (i) the limitation on elective deferrals under Code section 402(g), (ii) the limitation on Compensation under Code section 401(a)(17), (iii) the limitations imposed by Code section 415, (iv) the limitations imposed by Code section 401(k)(3), and (v) the limitations imposed by Code section 401(m)(2).

         (c) The difference between (a) and (b) shall be credited to the participant's subaccounts established under Article 3 in accordance with generally accepted accounting principles and consistently with the purposes of this SERP and the Excess Plan.

                      ARTICLE 5: PHANTOM INVESTMENT CREDITS

         Each participant may elect to invest, on a hypothetical basis, his bookkeeping account under this SERP in the investment options available to him under the Savings Plan without regard to whether corresponding amounts under the Savings Plan must be invested in Company




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stock. A participant's investment elections under this SERP shall be independent of his investment elections under the Savings Plan. A participant's account under this SERP shall be credited (or debited) with the investment return (including losses) it would have earned had it actually been invested according to the participant's directions. The account of a participant who fails to make an investment election shall receive the performance it would have received had it been invested in the default option under the Savings Plan.

                         ARTICLE 6: PAYMENT OF BENEFITS

         The vested balance in a participant's account under this SERP shall be paid as soon as administratively feasible following his termination of employment (on account of retirement, disability, etc.) with the Company and its affiliates. The Committee shall determine in which of the following forms the participant's benefits shall be paid:

         (a)      A single cash sum;

         (b) Periodic installments paid monthly, quarterly, or annually over a period designated by the Committee;

         (c) Periodic installments paid monthly, quarterly, or annually in a dollar amount specified by the Committee;

         (d) A joint and 50% survivor annuity for the lives of the participant and spouse, which is purchased from a life insurance company with the proceeds of the participant's bookkeeping account; or

         (e) An annuity for the participant's life, which is purchased from a life insurance company with the proceeds of the participant's bookkeeping account.

         Installment payments under paragraph (b) or (c) shall not be made over a period exceeding the participant's life expectancy.

         An annuity described in paragraph (d) or (e) shall be purchased from an insurance company designated in writing by the participant. The purchase of an annuity under this Article shall discharge the SERP, the Company, and the Committee from all obligations to the participant.

         In the event the participant dies before his vested account balance is exhausted, the balance shall be paid to his beneficiary (as determined in accordance with the terms of the Savings Plan) in a single sum as soon as administratively feasible.

         All amounts not vested in accordance with the terms of the SERP shall be forfeited upon the participant's termination of employment with the Company and its affiliates.



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                         ARTICLE 7: PARTICIPANT'S RIGHTS


         This SERP is unfunded for purposes of the Internal Revenue Code and ERISA. Accordingly, no participant or beneficiary shall have any title to or beneficial ownership in any assets of the Company.

         All benefits payable under this SERP (including those derived from participant's deferrals) shall be general, unsecured obligations of the Company to be paid by the Company from its own funds, and such payments shall not (a) impose any obligation upon the trust fund under the Savings Plan; (b) be paid from the trust fund under the Savings Plan; or (c) have any effect whatsoever upon the Savings Plan or the payment of benefits from the trust fund under the Savings Plan.

                            ARTICLE 8: ADMINISTRATION

         This SERP shall be administered by the Committee, which shall administer it as an unfunded plan which is not intended to meet the qualification requirements of section 401 of the Code. The Committee shall have discretionary authority to interpret and administer this SERP, and to issue rules and regulations for its governance. No member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation or administration of this SERP. A Committee member shall not participate in any action or determination regarding his own benefits. The Company may remove and select a new Plan Administrator in the Company's sole discretion.

                     ARTICLE 9: CLAIMS AND APPEAL PROCEDURES

         It shall not be necessary for a participant or beneficiary entitled to receive a benefit hereunder to file a claim for such benefit with any person in order to receive such benefit. However, any participant or beneficiary who believes that he is entitled to receive a benefit hereunder and has not received or begun receiving a distribution of such benefit or who believes that he is entitled to a benefit hereunder in excess of the benefit which he has received or begun receiving, may file a written claim for such benefit or increased benefit with the Committee at any time up to the last day of the 12-month period that begins on the earlier of (i) the date on which the claimant learned of facts sufficient to enable the claimant to formulate such claim, or (ii) the date on which the claimant reasonably should have been expected to learn of facts sufficient to enable the claimant to formulate such claim. Such written claim shall set forth the participant's or beneficiary's name and address and shall include a statement of the facts and a reference to the pertinent provisions of the SERP upon which such claim is based. A claimant who does not timely and properly file his claim as herein required shall to the extent permitted by law be conclusively deemed to have waived any right to the benefit or increased benefit not provided.

         Within 90 days after such claim is filed, the Committee shall provide the claimant with written notice of its decision with respect to such claim. If such claim is denied in whole or in part, the Committee shall, in such written notice to the claimant, set forth in a manner calculated to be understood by the claimant the specific reason or reasons for denial; specific references to pertinent provisions of the SERP upon which the denial is based; a description of any additional material or information necessary for the claimant to perfect his claim and an explanation as to






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why such material or information is necessary; an explanation of the provisions for review of claim denials set forth in this Article; and a statement that if the claimant fails to seek review of the claim denial under this Article within the 60-day period described below he shall, to the extent permitted by law, be conclusively deemed to have waived any right to contest in any forum the determination of the Committee. If special circumstances require additional time, the Committee may extend the period allowed for notice of its decision by a period not to exceed 90 days. Written notice of such extension, stating the circumstances requiring the extension and the date by which a final decision is expected, shall be provided to the claimant before the expiration of the initial 90-day period. With respect to any claim, in the event that the Committee fails to provide the written notice described herein within the time period described herein, the claimant's claim shall be deemed to be denied by the Committee.

         A participant or beneficiary whose claim for benefits has been denied may appeal such denial to the Committee and receive a full and fair review of his claim by filing with the Committee a written application for review at any time within 60 days after the Committee gives him the written notice of denial of his claim or, if no such notice has been given to the participant, within 60 days after the end of the 90-day (or extended) period described above. A participant or beneficiary who submits a timely written application for review shall be entitled to review any and all documents pertinent to his claim and may submit issues and comments to the Committee in writing. In the sole and absolute discretion of the Committee, a hearing may be held. Not later than 60 days after receipt of a written application for review, the Committee shall give the claimant written notice of its decision on review, which shall set forth in a manner calculated to be understood by the claimant specific reasons for its decision and specific references to the pertinent provisions of the SERP upon which the decision is based. If special circumstances, including (but not limited to) the need for a hearing as determined by the Committee, shall require additional time for making a decision on review, the period for decision may be extended by not more than 60 days. Written notice of such extension, stating the circumstances requiring the extension and the date by which a final decision is expected, shall be provided to the claimant before the expiration of the initial 60-day period. With respect to any appeal, in the event that the Committee fails to provide the written notice within the time period described herein, the appeal shall be deemed to be denied. The decision of the Committee, shall, to the maximum extent permitted by law, be final and binding on all parties. A claimant who shall not timely file his written application for review as required shall, to the maximum extent permitted by law, be conclusively deemed to have waived any right to contest in any forum the initial determination of the Committee.

         Any act permitted or required to be taken by a participant or beneficiary by this Article may be taken for and on behalf of such participant or beneficiary by such participant's or beneficiary's duly authorized representative. Any fees or expenses charged or incurred by such representative shall be the liability of the participant or beneficiary, and not the liability of the Company, the SERP, the Committee, or any other person. Any claim, notice, application, or other writing permitted or required to be filed with, provided, or given to a party by this Article shall be deemed to have been filed, provided, or given when deposited in the United States mail, postage prepaid, and properly addressed to the party to whom it is to be provided or given or with whom it is to be filed. Any such notice, application, or other writing directed to a



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participant or beneficiary shall be deemed properly addressed if directed to the address set forth in the written claim filed by such participant or beneficiary.

         No legal action to recover SERP benefits or to enforce or to clarify rights under the SERP shall be commenced unless and until the claimant first shall have exhausted the claims and appeal procedures available to the claimant hereunder. A claimant must raise all issues and present all theories relating to his claim to the Committee at one time. Otherwise, the claimant shall be deemed to have abandoned forever all issues and theories not raised and presented to the Committee.

         Any suit brought to contest a decision of the Committee shall be filed in a court of competent jurisdiction within one (1) year from receipt of written notice of the Committee's final decision or from the date the appeal is deemed denied, and any suit not filed within this one-year limitation period shall be dismissed by the court.

         In any suit contesting a decision of the Committee, all issues of fact shall be tried by the court and not by a jury. No evidence may be introduced in court which was not previously presented to the Committee and no evidence may be introduced to modify or contradict the terms of the SERP document.

         The Committee shall have full discretionary authority to interpret and apply the terms of the SERP document and other relevant documents and relevant provisions of law. This grant of authority shall be construed to be as broad as permitted by law and shall include the authority to find facts, to reach conclusions of law, to interpret and apply ambiguous terms, and to supply missing terms reasonably necessary to resolution of claims and appeals.

                    ARTICLE 10: AMENDMENT AND DISCONTINUANCE

         The Company may at any time amend any or all provisions of this SERP in any respect (including retroactively) to the maximum extent permitted by law. Such an amendment may be made at any time by written instrument identified as an amendment of the SERP effective as of a specified date (or dates) and such amendment shall be binding on all participants, beneficiaries, and other individuals and entities. Notwithstanding the foregoing, no such amendment shall, without the consent of the participant, have the effect of reducing a participant's account balance immediately before the amendment is adopted.

         The Company expects to continue the SERP indefinitely. However, the Company shall, to the maximum extent permitted by law, have the right at any time to terminate the SERP (including retroactively) in whole or in part or to otherwise terminate the SERP (including retroactively). In accordance with any amendment to the SERP that may be adopted in connection with any such termination, the Company may after such termination continue the SERP for the purpose of making distributions under the SERP as they become payable, or may accelerate distributions.




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                     ARTICLE 11: RESTRICTIONS ON ASSIGNMENT

         The interest of a participant or his beneficiary in the SERP may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or change the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagement, or torts of any person to whom such benefits or funds are payable, nor shall they be subject to garnishment, attachment, or other legal or equitable process nor shall they be an asset in bankruptcy, except that no amount shall be payable hereunder until and unless any and all amounts representing debts or other obligations owed to the Company or any affiliate of the Company by the employee with respect to whom such amount would otherwise be payable shall have been fully paid and satisfied.

                         ARTICLE 12: NATURE OF AGREEMENT

         The adoption of this SERP and any setting aside of amounts by the Company with which to discharge its obligations hereunder shall not be deemed to create a trust (other than a grantor trust within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code); legal and equitable title to any funds so set aside shall remain in the Company, and any recipient of benefits hereunder shall have no security or other interest in such funds. Any and all funds so set aside shall remain subject to the claims of the general creditors of the Company, present and future, and no payment shall be made under this SERP unless the Company is then solvent. This provision shall not require the Company to set aside any funds, but the Company may set aside such funds if it chooses to do so.

                        ARTICLE 13: CONTINUED EMPLOYMENT

         Nothing contained herein shall be construed as conferring upon any employee the right to continue in the employ of the Company in any capacity.


                  ARTICLE 14: BINDING ON COMPANY, PARTICIPANTS
                              AND THEIR SUCCESSORS

         This SERP shall be binding upon and inure to the benefit of the Company, its successors and assigns and the participants and their heirs, executors, administrators and legal representatives.




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                      ARTICLE 15: PAYMENTS MADE BY MISTAKE

         Notwithstanding anything to the contrary, a participant or beneficiary is entitled only to those benefits provided by the SERP and promptly shall return any payment made by mistake of fact or law.

                           ARTICLE 16: LAWS GOVERNING

         If and to the extent that federal law is inapplicable to the SERP, the SERP shall be construed in accordance with and governed by the laws of the State of Iowa (but without regard to Iowa's principles on the conflicts of laws).

                                ARTICLE 17: TAXES

         The Company does not represent or guarantee that any particular tax consequences (favorable or unfavorable) will result from participation in the SERP. Participants shall bear their share of taxes assessed against them because of benefits paid or accrued under the SERP. Any taxes owed may be withheld from or charged against benefits otherwise payable from the SERP or compensation otherwise payable by the Company.



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